EXHIBIT 10.25

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into on the date set forth below to be effective as of the      day of             ,          between Broadstone Net Lease, Inc. (the “Company”), a Maryland corporation and                      (“Indemnitee”).

WHEREAS, the Board of Directors of the Company has determined that the ability to attract and retain highly competent persons as directors and officers of the Company is in the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be adequate protection against risks of claims and actions against them arising out of their service to and activities on behalf of the Company in the future;

WHEREAS, it is reasonable and prudent for the Company to contractually obligate itself to indemnify such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS, the Indemnitee is willing to serve or continue to serve for or on behalf of the Company on the condition that the Indemnitee be so indemnified;

NOW, THEREFORE, the Company and the Indemnitee hereby agree as follows:

1.    Services by Indemnitee. Indemnitee serves or has agreed to serve as an officer or director of the Company. This Agreement provides various assurances to Indemnitee in connection with such service, but does not impose any independent obligation on the Company to continue Indemnitee’s service to the Company except as otherwise provided by the Company’s Articles of Incorporation or Bylaws, as amended from time to time (“Charter Documents”), or any other agreement between the Company and Indemnitee.

2.    Statutory Indemnity. In addition to any other indemnification rights Indemnitee may have under the Charter Documents and otherwise under this Agreement, the Company hereby agrees to hold harmless and indemnify Indemnitee to the full extent authorized or permitted by the applicable provisions of law including, without limitation, the Maryland General Corporation Law (the “MGCL”) as in effect on the date hereof and as amended from time to time; provided, however, that no change in the Maryland MGCL shall have the effect of reducing the benefits available to Indemnitee hereunder. The rights of Indemnitee provided in this Section 2 shall include, without limitation, the right to any indemnification permitted or required by Section 2-418 of the MGCL.

3.    Contractual Indemnity. In addition to any other indemnification rights Indemnitee may have under the Charter Documents and otherwise under this Agreement, but subject to the limitations and exclusions set forth in Section 4 hereof, the Company hereby agrees to hold harmless and indemnify Indemnitee:

(a)    against any and all expenses including, without limitation, reasonable attorneys’ fees and expenses incurred in defense or investigation of any claim, including a claim against the Company or Indemnitee with respect to this Agreement, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or any other proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative or investigative (formal or informal and including an action by or in the right of the Company), including appeals therefrom (collectively, “Proceedings”), to which Indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Indemnitee is, was or at any time becomes a director, officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

(b)    otherwise to the fullest extent as may be permitted to Indemnitee by the Company under the non-exclusivity provisions of Section 10.2.2 of the Company’s Articles of Incorporation as in effect on the date hereof and subparagraphs (g) and (h) of Section 2-418 of the MGCL or any successor provision; and

(c)    the Company covenants and agrees to maintain Directors’ and Officers’ Liability Insurance on terms at least as favorable to Indemnitee as the policy in effect on the date hereof (the “D&O Policy”) unless otherwise approved by a majority of the Board of Directors of the Company.

4.    Standard for Indemnification. Indemnity pursuant to Section 3 hereof shall be paid by the Company, unless:

(a)    the act or omission of the Indemnitee was material to the matter giving rise to the Proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

(b)    Indemnitee actually received an improper personal benefit in money, property or services;

(c)    in the case of any criminal Proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful or is found by a court of competent jurisdiction to be guilty of a felony directly related to Indemnitee’s dealings with the Company;

(d)    a final decision by a court having jurisdiction in the matter, or an opinion of Company counsel (or, if requested by Indemnitee, counsel independent of the Company and Indemnitee) shall determine that such indemnification is unlawful; or

(e)    the liability arises under the Securities Act of 1933 in connection with any offering registered under that Act and the Company has not received an opinion of its counsel or opinion of a court of appropriate jurisdiction that such indemnification is not against public policy.

5.    Continuation of Indemnity. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter for the benefit of Indemnitee and his personal representatives, with respect to any Proceeding that may be asserted, threatened or exist by reason of the fact that Indemnitee was a director of the Company or serving in any other capacity referred to herein.

6.    Notification and Defense of Claim.

(a)    Indemnitee shall notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of expenses hereunder and shall include with such notice a description of the nature of the Proceeding and a summary of the facts underlying the Proceeding. The failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee to indemnification or the advance of expenses under this Agreement, unless the Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

(b)    Subject to the provisions of Section 6(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within fifteen (15) business days following receipt of notice of any such Proceeding under Section 6(a) above. The Company shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which: (i) includes an admission of fault of Indemnitee, (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee, or (iii) would impose any expense, judgment, fine, penalty or limitation on Indemnitee.

(c)    After notice from the Company to Indemnitee of its election so to assume the defense thereof the Company will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation, or reasonable expenses incurred by Indemnitee in interpreting this Agreement and in concluding whether or not a conflict of interest may exist as contemplated in (ii) below, or as otherwise provided below. Indemnitee shall have the right to employ its counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless: (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded, on the advice of counsel, that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such Proceeding which would materially hinder the ability of counsel to the Company to represent Indemnitee, or (iii) the Company fails to assume the defense of such Proceeding in a timely manner, in each of which cases the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided for in (ii) above.

(d)    The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed.

(e)    Nothing contained in this Section 6 shall require Indemnitee or the Company to take any actions which would limit the availability of coverage under the D&O Policy or would permit the carrier to disclaim coverage. Indemnitee and the Company agree to use their respective best efforts to comply with the terms and conditions of the D&O Policy.

7.    Advance of Expenses. The Company shall, without requiring a preliminary determination of Indemnity’s ultimate entitlement to indemnification hereunder, advance to Indemnitee all reasonable expenses incurred by or on behalf of Indemnitee in defending any Proceeding against Indemnitee, within ten (10) business days of receiving, whether prior to or after final disposition of such Proceeding: (a) a written affirmation of Indemnitee that (i) the act or omission giving rise to any such Proceeding was not committed in bad faith or the result of active and deliberate dishonesty, and (ii) in the case of a criminal proceeding, Indemnitee did not have reasonable cause to believe that the act or omission giving rise to such Proceeding was unlawful, and (b) a written undertaking by or on behalf of Indemnitee to repay the amount advanced if it is ultimately determined that the Indemnitee has not met the standard of conduct necessary for indemnification under this Agreement or applicable law.

8.    Indemnification and Advance of Expenses as a Witness or Other Participant. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or may be, by reason of the fact that Indemnitee is, was or at any time becomes a director, officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, made a witness or otherwise asked to participate in any Proceeding, whether instituted by the Company or any other party, and to which Indemnitee is not a party, Indemnitee shall be advanced all reasonable expenses and indemnified against all expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith within ten (10) business days after the receipt by the Company of a statement or statements requesting any such advance or indemnification from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by Indemnitee.

9.    Procedure for Determination of Entitlement to Indemnification.

(a)    To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. Indemnitee may submit one or more such requests from time to time and at such time(s) as Indemnitee deems appropriate in Indemnitee’s sole discretion. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

(b)    Upon written request by Indemnitee for indemnification pursuant to Section 9(a) above, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) by the Board of Directors by a majority vote of a quorum consisting of Directors not, at the time, parties to the Proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a duly authorized committee of the Board of Directors consisting solely of one or more Directors not, at the time, parties to such Proceeding and who were duly designated to act in the matter by a majority of the full Board of Directors, in which Indemnitee and any other directors party to the Proceeding may participate in accordance with the Articles of Incorporation, (ii) if special legal counsel has been selected by the Board of Directors in accordance with Section 2-418(e)(2)(ii) of the MGCL, by such special legal counsel, in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, or (iii) if so directed by a majority of the members of the Board of Directors (in which Indemnitee and any other directors party to the Proceeding may participate), by the shareholders of the Company. The Company will promptly advise Indemnitee in writing with respect to any determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) business days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination in the discretion of the Board of Directors or special legal counsel, if retained pursuant to clause (ii) of this Section 9(b). Any expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company shall indemnify and hold Indemnitee harmless therefrom.

(c)    The Company shall pay the reasonable fees and expenses of special legal counsel, if one is appointed pursuant to Section 9(b)(ii) above.

10.    Presumptions and Effect of Certain Proceedings. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the MGCL and public policy of the State of Maryland. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a)    In making any determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.

(b)    The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, upon a plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

(c)    The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(d)    The knowledge or actions, or failure to act, of any other director, officer, employee or agent of the Company or any other director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise shall not be imputed to Indemnitee for purposes of determining any other right to indemnification under this Agreement.

11.    Enforcement. The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Company hereby in order to induce Indemnitee to become or continue as a director or officer of the Company, and acknowledges that Indemnitee is relying upon this Agreement in continuing in such capacity. In the event either the Company or Indemnitee brings any action to enforce rights or to collect moneys due under this Agreement, to the extent that Indemnitee is successful in such action, the Company shall reimburse Indemnitee for all of Indemnitee’s reasonable fees and expenses in defending, bringing or pursuing such action.

12.    Contribution. If the indemnification provided in this Agreement is unavailable in whole or in part and may not be paid to Indemnitee for any reason other than for failure to satisfy the standard of conduct set forth in Section 4, then, in respect to any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), to the fullest extent permissible under applicable law, the Company, in lieu or indemnifying and holding harmless Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for expenses (including reasonable attorneys’ fees), judgments, penalties, or amounts paid or to be paid in settlement, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

13.    Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

14.    Governing Law; Binding Effect; Amendment and Termination.

(a)    This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws except to the extent the laws of the State of Maryland apply by reason of the fact that the Company is a corporation organized under the laws of the State of Maryland.

(b)    This Agreement shall be binding upon Indemnitee and upon the Company, its successors and assigns, and shall inure to the benefit of Indemnitee, his heirs, personal representatives and assigns and to the benefit of the Company, its successors and assigns, and supersedes any prior agreement between the parties.

(c)    No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below to be effective as of the day and year first above written.

Dated:	BROADSTONE NET LEASE, INC.

By:
Name:
Title:

Dated:
Name: